Free Writing Prospectus
                                                    Filed Pursuant to Rule 433
                                      Registration Statement NO. 333-132809-02


This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the

Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

GSAA0607
* Using basecase marketing assumptions
* Run to Call
* For AF2

---------------------------------------------------------------------------------------------------------
         CPR             50 PPC         75 PPC        100 PPC         125 PPC             150 PPC
---------------------------------------------------------------------------------------------------------
        Price             Yield          Yield          Yield           Yield              Yield
---------------------------------------------------------------------------------------------------------
       98.9198            6.2044         6.2656         6.3271          6.3918             6.4568
       99.0448            6.1797         6.2296         6.2797          6.3325             6.3856
       99.1698            6.1550         6.1937         6.2325          6.2734             6.3144
       99.2948            6.1304         6.1578         6.1853          6.2143             6.2434
       99.4198            6.1058         6.1219         6.1382          6.1553             6.1725
       99.5448            6.0812         6.0862         6.0911          6.0964             6.1017
       99.6698            6.0567         6.0504         6.0442          6.0376             6.0310
       99.7948            6.0322         6.0148         5.9973          5.9789             5.9604
       99.9198            6.0077         5.9792         5.9505          5.9203             5.8900
      100.0448            5.9833         5.9436         5.9038          5.8618             5.8197
      100.1698            5.9590         5.9081         5.8571          5.8034             5.7495
      100.2948            5.9347         5.8727         5.8105          5.7451             5.6794
      100.4198            5.9104         5.8373         5.7640          5.6869             5.6094
      100.5448            5.8861         5.8019         5.7176          5.6287             5.5396
      100.6698            5.8619         5.7667         5.6712          5.5707             5.4698
      100.7948            5.8377         5.7314         5.6249          5.5128             5.4002
      100.9198            5.8136         5.6963         5.5787          5.4549             5.3307
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
        WAL                6.37           4.08           3.00            2.35               1.93
---------------------------------------------------------------------------------------------------------
      Mod Dur              5.10           3.5            2.66           2.127               1.77
---------------------------------------------------------------------------------------------------------
 Principal Window     Apr10 - May16  Dec08 - Apr12   Apr08 - Aug10  Nov07 - Aug09       Aug07 - Dec08
---------------------------------------------------------------------------------------------------------

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.